FOR IMMEDIATE RELEASE

For more information contact:
Patrick Fahey—President and Chief Executive Officer—(206) 340-4727
Bette Floray—Executive Vice President and Chief Financial Officer—(206) 224-8711

PACIFIC NORTHWEST BANCORP TO OUTSOURCE
RESIDENTIAL MORTGAGE LENDING

        Seattle, WA—November 1, 2002—Pacific Northwest Bancorp (NASDAQ: PNWB) announced today that it has joined a growing list of financial institutions that have decided to outsource residential mortgage lending operations. "As we planned for 2003 and beyond, our current method of operation would not provide an effective service experience for our customers and a sufficient return to our shareholders," said Patrick Fahey, President and CEO. The company expects to recognize a one-time charge of approximately $1.2 million as part of this redirected effort. PNWB anticipates that this action will reduce revenues in 2003 by approximately $2.1 million and reduce expenses by approximately $3.5 million.

As a business strategy, PNWB is following the lead of other prominent financial services companies such as Bank One Corp., Mellon Financial Corp. and Merrill Lynch & Co. that have minimized the cost of processing, underwriting and closing mortgage loans through the outsourcing of some or all of the mortgage origination process. "We will continue to offer residential loans to our customers because they prefer to work with people they know and trust," said Fahey, "but we will do so in a more efficient manner that provides our customers a more effective process and our shareholders a better return on their investment."

"This approach to mortgage lending allows us to focus on the everyday banking and financial service needs of the businesses and residents of our marketplace while removing the cyclical uncertainties and operational risks of the mortgage business," added Bette Floray, Executive Vice President and Chief Financial Officer of PNWB.

In conjunction with this change in the method of providing single family real estate loans, PNWB's subsidiary, Pacific Northwest Bank, will discontinue its internal mortgage loan operational activities. Approximately 80 positions will be affected by this change. Outplacement services will be provided to assist those employees in their career transition.

Pacific Northwest Bancorp is a bank holding company, operating 54 Financial Centers in western and central Washington through its commercial bank subsidiary Pacific Northwest Bank. Investment products are available through Pacific Northwest Financial Services, Inc. and insurance products are available through Pacific Northwest Insurance Agency, Inc.—both non-banking subsidiaries of Pacific Northwest Bank.

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